Exhibit 99.1
FOR IMMEDIATE RELEASE
Brookside Contact:
Nicholas Salerno
ANA Consultants, LLC
(813) 787-0760
Brookside Technology Completes
New Financing and Loan Restructuring
April 15, 2010, TAMPA, FL — (Marketwire): Brookside Technology Holdings Corp. (OTCBB: BKSD) today announced that, on Monday April 12th, Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, and the Company’s largest preferred shareholder (“Vicis”), invested an additional $3 million in equity and converted its subordinated promissory note, in the original principal amount of $1.5 million, into shares of series A convertible preferred stock of the Company. Additionally, the Company entered into a loan amendment with its senior lender, Chatham Credit Management III LLC, the Company’s senior lender (“Chatham Capital”), which restructured the Company’s senior credit facility to, among other things, waive of all prior defaults, extend the term of the senior loan to September 23, 2012, and eliminate and/or modifying certain financial covenants.
Michael Nole, Chairman and CEO of Brookside, commented, “Brookside is extremely pleased with completing the financing and the restructuring of our senior credit facility. The Company’s progress is a result of the tremendous efforts of our employees and the loyalty of our customers and our strategic partners.” Mr. Nole continued, “we are extremely encouraged with the hiring and promotion of some key personnel throughout the company. At our Standard Tel Networks subsidiary, Michael Ferry, a well-respected industry veteran joined as the company’s President, and at our US Voice and Data operations Michael Tucker was promoted to Vice President of Operations. Our leadership and financial partnerships are now stronger than ever, and together with our loyal employees we will continue providing un-paralleled customer support. Building on this momentum, we will once again look for accretive acquisitions that align with our business model and further expand our national footprint.”
Shad Stastney, Managing Partner of Vicis, added, “As expected, the additional financing closed timely. Vicis has all the confidence in Brookside’s management team and employees to continue to build on their 2009 efforts during a challenging time. We fully expect our equity investment will provide the necessary working capital for the Company to enhance its organic growth and target attractive acquisitions.”
About Brookside Technology Holdings Corp.
Brookside Technology Holdings Corp., through its subsidiary Companies, with offices throughout California, Kentucky, Indiana and Texas, the Company is a leading provider of voice and data convergent communications, video and Web conferencing, access control, security and surveillance. Specializing in analyzing, designing, selling, and implementation, Brookside offers a unique portfolio of products and services that solve today’s telecommunications challenges by combining technology, business, and financial solutions. Brookside’s customers include both commercial and state/government organizations of all types and sizes throughout the United States. The Company seeks to grow organically and through the acquisition of complementary businesses looking to capitalize on the highly specialized growth market of providing turnkey converged voice and data solutions. With a proven track record of acquiring profitable businesses at attractive valuations, Brookside plans to leverage its expanding capabilities and combined customer bases of its portfolio companies. Additional information on the company can be found at www.brooksideus.com.

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